As filed with the Securities and Exchange Commission on December 23, 2003

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

US LEC Corp.

(Exact name of registrant as specified in its charter)

Delaware	56-2065535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Morrocroft III, 6801 Morrison Boulevard

Charlotte, North Carolina 28211

Telephone: (704) 319-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael L. Shor

General Counsel

Morrocroft III, 6801 Morrison Boulevard

Charlotte, North Carolina 28211

Telephone: (704) 319-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barney Stewart III, Esq.

Thomas H. O’Donnell, Esq.

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202-4003

Telephone: (704) 331-1000

Approximate date of commencement of proposed sale to the public:

From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A common stock	2,500,000	$7.16	$17,900,000	$1,450

(1)	Includes an indeterminate number of shares that selling stockholders may acquire as a result of a stock split, stock dividend or similar transaction involving the Class A common stock.
(2)	Estimated solely to calculate the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low bid and ask prices of the Registrant’s Class A common stock reported by the Nasdaq National Market on December 22, 2003 was $7.16 per share.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

2,500,000 Shares

US LEC Corp.

Class A common stock

The selling stockholders identified in this prospectus may offer and sell the shares of Class A common stock offered by this prospectus from time to time. We previously issued the shares in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended.

We are registering the offer and sale of the shares held by selling stockholders to satisfy our contractual obligations to provide the selling stockholders with freely tradeable shares. US LEC will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

The Class A common stock is quoted on the Nasdaq National Market under the symbol “CLEC.” The last reported sale price of the Class A common stock on December 22, 2003 was $7.18 per share. You are urged to obtain current market data, and should not use the market price as of December 22, 2003 as a prediction of the future market price of our Class A common stock.

See “ Risk Factors” beginning on page 1 to read about certain factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities registered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2003

You should rely only on the information contained, or incorporated by reference, in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities (1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so, or (3) to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Information in this prospectus, including information incorporated by reference, may be based on information provided by us and other sources that we believe are reliable. However, we cannot assure you that the information is accurate or complete. For example, in preparing estimates of market share and industry data, we utilized third party sources when possible, but cannot verify some of the estimates through independent sources.

You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Company’s securities.

You should base your decision to invest in our Class A common stock solely on information contained in this prospectus, any related prospectus supplement and information incorporated by reference herein and therein.

No representation or warranty, express or implied, is made as to the accuracy or completeness of the information set forth herein, and nothing contained in this prospectus is, or shall be relied upon as, a promise or representation, whether as to the past or the future.

Except as otherwise indicated, all references in this prospectus to “we,” “us,” our company” or “US LEC” means US LEC Corp. and its subsidiaries.

i

THE COMPANY

Based in Charlotte, North Carolina, US LEC Corp. (“US LEC” or the “Company) is a super-regional telecommunications carrier providing integrated voice, data and Internet services to approximately 17,000 mid-to-large-sized business customers throughout the southeastern and mid-Atlantic United States. US LEC also provides shared Web hosting and dial-up Internet services to more than 20,000 additional customers. The US LEC network is supported with 27 digital switching centers operating on Lucent 5ESS® AnyMedia™ and SanteraOne™ digital switches, Lucent CBX500 Asynchronous Transfer Mode (“ATM”) data switches and Juniper Networks® M20™ Internet Gateway routers. The US LEC product line includes local calling services, long distance plans featuring toll free and conferencing services, dedicated and dial-up Internet services (US LECnet), Web hosting, and advanced data services such as Frame Relay, ATM and DPL (Digital Private Line) service. The US LEC local service areas include markets in Alabama, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and the District of Columbia. US LEC also offers selected voice services in Arkansas, California, Colorado, Connecticut, Delaware, Illinois, Indiana, Iowa, Massachusetts, Michigan, Missouri, Montana, Nevada, New Hampshire, Ohio, Oregon, South Dakota, Texas, Washington, West Virginia and Wisconsin, in addition to data services in these states and others. The Company primarily serves telecommunications-intensive business customers including the automotive, construction, education, financial, government, healthcare, hospitality, Internet service providers, other telecommunication carriers, professional/legal, real estate, retail and transportation sectors.

US LEC was founded in 1996 and first initiated service in North Carolina in March 1997, becoming one of the first competitive local exchange carriers (“CLEC”) in North Carolina to provide switched local exchange services.

Our Class A common stock is traded on the Nasdaq National Market under the trading symbol “CLEC.” Our principal executive offices are located at Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina 28211, telephone (704) 319-1000. We were incorporated in Delaware in 1996.

RISK FACTORS

You should carefully consider and evaluate all of the information included in this prospectus, including the risk factors set forth below, and the information incorporated by reference into, this prospectus before deciding to invest in our Class A common stock. The following is not an exhaustive discussion of all of the risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may impair our business operations and results of operations.

Our continued success depends on our ability to manage and expand operations effectively.

Our ability to manage and expand operations effectively will depend on a variety of factors, including our ability to:

•	offer high-quality, reliable products and services to our customers at reasonable costs;

•	install and operate telecommunications switches and related equipment;

•	acquire necessary equipment, software and facilities;

•	integrate our existing and newly acquired technology and facilities, such as switches and related equipment;

•	lease access to suitable fiber optic transmission facilities at competitive prices;

•	scale operations;

•	evaluate markets;

•	monitor operations;

•	control costs;

•	maintain effective quality controls;

•	hire, train and retain qualified personnel;

•	enhance operating and accounting systems;

•	address operating challenges;

•	adapt to market and regulatory developments; and

•	obtain and maintain required governmental authorizations.

In order for us to succeed, we must achieve these objectives in a timely manner and on a cost-effective basis. If we do not achieve these objectives, we may not be able to compete in our existing markets or expand into new markets. A failure to achieve one or more of these objectives could have a material adverse effect on our business.

In addition, we have grown rapidly since our inception and expect to continue to grow by expanding our product offerings and entering new markets. We expect our growth to place a strain on operational, human and financial resources, particularly if we grow through acquisitions. Our ability to manage operations and expansion effectively depends on the continued development of plans, systems and controls for our operational, financial and management needs. We cannot assure you that we will be able to satisfy these requirements or otherwise manage our operations and growth effectively. A failure to satisfy these requirements could have a material adverse effect on our financial condition and ability to fully implement our growth and operating plans.

We may be unable to complete acquisitions that would enable us to grow our customer base, to expand into new markets or to provide new services.

We may acquire other businesses to grow our customer base, to expand into new markets or to provide new services. We cannot predict whether or when any prospective acquisitions will occur or the likelihood of a material transaction being completed on favorable terms and conditions. Any acquisition involves certain risks including:

•	difficulties assimilating acquired operations and personnel;

•	potential disruptions of our ongoing business;

•	diversion of resources and management time;

•	the possibility that uniform standards, controls, procedures and policies may not be maintained;

•	risks associated with entering new markets in which we have little or no experience;

•	risks related to providing new services with which we have little experience;

•	the potential impairment of relationships with employees or customers as a result of changes in management;

•	difficulties in evaluating the historical or future financial performance of the business;

•	integration of network equipment and operating support systems; and

•	brand awareness issues related to the acquired assets or customers.

If we decide to acquire a business or its customers, we cannot assure you that financing would be available on satisfactory terms or that the acquired business would perform as expected.

We and other industry participants are frequently involved in disputes over issues that are important to our financial and operational success. Further legislation and regulatory rulemaking is expected to occur as the industry deregulates and as we enter new markets or offer new products. Rulings or legislation adverse to us could have a material adverse effect on our operations and financial well being.

The deregulation of the telecommunications industry, the implementation of the Telecommunications Act of 1996 (“Telecom Act”) and the distress of many carriers in the wake of the downturn in the telecommunications industry have involved numerous industry participants, including us, in lawsuits, proceedings and arbitrations before state and federal regulatory commissions, private arbitration organizations such as the American Arbitration Association, and courts over issues important to our financial and operational success. These issues include the interpretation and enforcement of existing interconnection agreements, the terms of new interconnection agreements we may enter into, operating performance obligations, inter-carrier compensation, access rates applicable to different categories of traffic, including traffic originating from or terminating to cellular or wireless users and the jurisdiction of traffic for compensation purposes. We anticipate that we will continue to be involved in various lawsuits, arbitrations and proceedings over these and other material issues. We also anticipate that further legislative and regulatory rulemaking will occur – on the federal and state level – as the industry deregulates and as we enter new markets or offer new products. Rulings adverse to us, adverse legislation or changes in governmental policy on issues material to us could have a material adverse effect on our operations, results of operations, financial condition and prospects.

An adverse outcome of proceedings pending before the Federal Communications Commission could have a material adverse impact on our results of operations and cash flow.

On September 18, 2002, we filed a Petition for Declaratory Ruling with the Federal Communications Commission (the “FCC”) requesting that the FCC reaffirm its prior positions that access charges can be collected by local exchange carriers in connection with calls originating or terminating on the networks of wireless carriers. A number of different carriers have filed comments in support of, and in opposition to, our petition. In addition, certain interexchange carriers have questioned our right to recover access charges for traffic from wireless customers. We have denied these challenges based on prior FCC precedent and the pending Petition for Declaratory Ruling. We also have received separate requests for information from the Enforcement Bureau of the FCC concerning our billing for wireless traffic and our methods of billing. We are responding to the FCC’s requests and, further, we are discussing with the FCC our belief that no additional proceedings are warranted by the agency beyond those already pending on the issue of terminating calls originating on the networks of wireless carriers, including the proceeding we commenced requesting guidance to the industry on the issue. If the FCC does not reaffirm its prior guidance, our inability to recover access charges from interexchange carriers (“IXCs”) for traffic originating on the networks of wireless carrier customers could have a material adverse impact on our revenue, results of operations and cash flow, and also could result in a violation by us of one or more of the financial covenants in our senior credit facility.

The outcome of legal and administrative proceedings we are or may become involved in could have an adverse effect on our business, results of operations and cash flow.

Reciprocal Compensation – On April 27, 2001, the FCC released an Order on Remand and Report and Order (the “Remand Order”) addressing inter-carrier compensation for traffic terminated to Internet service providers (“ISPs”). The interpretation and enforcement of the Remand Order will likely be an important factor in our efforts to collect reciprocal compensation for ISP-bound traffic in the future. In the Remand Order, the FCC addressed a number of important issues, including the rules under which carriers are to compensate each other for traffic terminated to ISPs and the rates applicable for ISP-bound traffic as well as traffic bound to other customers.

On May 3, 2002, the U.S. Court of Appeals for the District of Columbia (the “D.C. Circuit”) rejected the FCC’s legal analysis in the Remand Order and remanded the order to the FCC for further review (the “Second Remand”), but the D.C. Circuit did not vacate the Remand Order. As such, the ISP compensation structure established by the FCC in the Remand Order remains in effect. It is unclear at this time whether, how or when the

FCC will respond to the Second Remand, how the Second Remand will affect pending disputes over reciprocal compensation for ISP traffic, how the Remand Order will be interpreted in light of the Second Remand or whether affected parties will undertake new challenges to the ISP compensation structure established by the Remand Order while the FCC still has the Second Remand under consideration. Although reciprocal compensation accounted for 3% of our net revenue for the quarter ended September 30, 2003, if the FCC were to significantly change its policy for this traffic, it could have a material adverse impact on the Company.

Disputed Access Revenues – Previously, a number of IXCs had refused to pay access charges to competitive local exchange carriers (“CLECs”), including the Company, alleging that the access charges exceed the rates charged by the ILECs, as well as disputing the rates applicable to different categories of traffic and the jurisdiction of traffic for compensation purposes. Currently there are a number of court cases, regulatory proceedings at the FCC and legislative efforts involving such challenges. The Company cannot predict the outcome of these cases, regulatory proceedings and legislative efforts or their impact on access rates.

On April 27, 2001, the FCC released its Seventh Report and Order and Further Notice of Proposed Rulemaking (the “Access Order”) in which it established a benchmark rate at which a CLEC’s interstate access charges will be presumed to be reasonable and which CLECs may impose on IXCs by tariff. The Access Order addresses a number of issues important to how CLECs charge IXCs for originating and terminating interstate toll and toll free traffic. Several requests for reconsideration are pending and the impact of the Access Order and its effect on us will depend on how it is interpreted and enforced and the outcome of the petitions for reconsideration currently pending. If the Access Order is interpreted or enforced in a manner that is adverse to us as it relates to periods prior to the effective date, such result could have a material adverse effect on the Company. Access revenue, including revenue for traffic originating from wireless carriers, accounted for approximately 24% of our net revenue for the quarter ended September 30, 2003.

On May 30, 2001, the FCC issued a decision in AT&T Corp. v. Business Telecom Inc. (the “BTI Decision”), in which the FCC determined that the interstate access rates charged by Business Telecom, Inc. (“BTI”) were not just and reasonable. The FCC determined that just and reasonable rates for BTI were properly based upon the lowest band of rates charged by the National Exchange Carriers Association (“NECA”). The FCC based this holding on the limited evidence before it, tending to show that BTI’s operations were similar to those of small, urban ILECs, many of whom charge the lowest band NECA rates. Appeals of the BTI Decision were subsequently withdrawn. As with the Access Order described above, the BTI Decision’s effect on us will depend on how the order is interpreted. If the BTI Decision is interpreted in a manner adverse to us, such result could have a material adverse effect on the revenue previously booked by the Company as well as the ability of the Company to collect certain access charges from IXC’s in the future.

In September 2002, after US LEC had filed its Petition for Declaratory Ruling with the FCC, ITC^DeltaCom Communications, Inc. (“ITC”) filed a lawsuit against us alleging that in an effort to collect access charges from ITC for originating wireless traffic destined for ITC’s toll-free customers, we had blocked certain signaling data for calls originated on the networks of our wireless carrier customers that would allow the call to be identified as a wireless call. ITC’s lawsuit alleged claims based on a number of different legal theories. Through counsel, we investigated ITC’s allegations, and discovered no evidence to support ITC’s claims. We denied ITC’s allegations and asserted a counterclaim against ITC to recover outstanding access charges owed by ITC. Following the close of discovery, and notice from us to ITC and its counsel that we would seek sanctions against them for the frivolous allegations in the complaint, ITC sought leave of court to file an amended complaint. In the proposed amended complaint, ITC dropped the allegations that we affirmatively blocked certain signaling data and altered its legal theories of recovery. We filed a dispositive motion, seeking early resolution of the case, and that motion is still under consideration by the Court. If the ITC case is decided in a manner adverse to us it could have a material adverse effect on the revenue we previously booked as well as our ability to collect certain access charges from ITC and, perhaps, other IXC’s.

Finally, we are involved, and expect to continue to be involved, in other legal proceedings arising out of the conduct of our business, including litigation with other carriers, employment related lawsuits and regulatory proceedings. The results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters, including the matters specifically discussed above, could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

An inability to market and develop additional products and services may adversely affect our ability to retain existing customers or attract new customers.

We currently offer local, long distance, data, Internet and other telecommunications services. In order to address the future needs of our customers, we will be required to market and develop additional products and services. We may not be able to continue to provide the range of telecommunication services that our customers need or desire. We may lose some of our customers or be unable to attract new customers if we cannot offer the services our customers need or desire.

We face intense competition that could adversely affect our business.

The market for telecommunications services is highly competitive. We are an integrated telecommunications carrier providing voice, data and Internet services to more than 14,000 mid- to large-sized business customers throughout the southeastern and mid-Atlantic United States. We compete, and expect to continue to compete, with current and potential market entrants, including:

•	long-distance carriers;

•	incumbent local exchange carriers, or ILECs;

•	other competitive local exchange carriers, or CLECs;

•	competitive access providers, or CAPs;

•	cable television companies;

•	electric utilities;

•	microwave carriers;

•	wireless telephone system operators; and

•	private networks built by large end-users.

In addition, the possibility of combinations and strategic alliances in the telecommunications industry could give rise to significant new competitors. Moreover, some competitors are now emerging from the protection of Chapter 11 with dramatically altered financial structures that could give those entities the ability to offer more competitive rates than we can. We also expect increased competition from wireless service or voice over Internet Protocol (VoIP) providers as wireless and VoIP technologies improve.

We believe our network, service offerings and customer-focused approach distinguishes us from our competitors. However, many of our current and potential competitors have competitive advantages over us, including substantially greater financial, personnel and other resources, including brand name recognition and long-standing relationships with customers. These resources may place us at competitive disadvantage in our existing markets and limit our ability to expand into new markets, which could adversely affect our business. We cannot assure you that we will be able to successfully compete in our existing markets or in new markets.

Our failure to comply with the numerous financial and operating covenants in our senior credit facility could result in a default and an acceleration of the entire amount of the senior credit indebtedness which we may not be able to pay or refinance.

Our senior credit facility contains numerous financial and operating covenants. For example, the financial covenants include:

•	achievement by us of minimum levels of earnings before interest, taxes, depreciation, amortization and credit restructuring costs;

•	maintenance by us of a minimum specified gross margin percentage;

•	limits on the amount of our capital expenditures;

•	maintenance by us of minimum levels of unrestricted cash; and

•	beginning in 2005, maintenance by us of specified total leverage, cash interest coverage and minimum fixed charge coverage ratios.

In addition, some of the covenants limit our discretion with respect to business matters, including making acquisitions, paying dividends and incurring additional debt. A breach of any of these covenants could result in a default and an acceleration of our repayment obligations. If a default were to occur, we may not be able to pay the senior credit indebtedness or borrow sufficient funds to refinance it. Even if new financing were available, it may not be on terms acceptable to us. As a result of this risk, we could be forced to take actions that we otherwise would not take, or not take actions that we otherwise might take, in order to comply with the covenants.

The restrictions on acquisitions in our senior credit facility could limit our future growth.

Without the consent of the lenders under our senior credit facility, we are not permitted to make any acquisitions of other telecommunication businesses until we have repaid $27.4 million of principal that currently has been deferred by the lenders from 2003 and 2004 to 2005 and 2006. Even after the repayment of the deferred principal, without the consent of the lenders, we cannot make acquisitions with cash and no single acquisition can exceed $2.5 million in transaction value.

We are frequently asked to consider acquisitions of other telecommunications companies and we occasionally initiate acquisition discussions with other telecommunication companies. We plan to make a limited number of acquisitions to grow our business in our existing markets, to add additional products or services or to expand into new markets. Our lenders have approved two acquisitions, one that we made in January 2003 and one that we made in December 2003. However, we cannot assure you that our lenders will approve any future acquisitions or that they would approve them on a timely basis, which could impair our ability to execute our acquisition growth strategy.

We may not be able to make all of the substantial principal payments we are required to make under our senior credit facility which could result in a payment default and the acceleration of the entire indebtedness.

As of November 30, 2003, our outstanding indebtedness under our senior credit facility was approximately $121.9 million, which is secured by substantially all of our assets. In addition to required principal payments of $10.8 million in 2004, we are required to make principal payments of $46.1 million in 2005 and $65.0 million in 2006. The Company’s ability to meet its scheduled debt principal payments is dependent upon its ability to successfully execute its current business strategy. There is a significant risk that we may not be able to make all of the payments scheduled to be made under our senior credit facility.

If we should be unable to make all the scheduled payments under our senior credit facility, we would seek to obtain a waiver of the default from our lenders, negotiate an amendment with our lenders that would provide for more favorable repayment terms or borrow sufficient funds to refinance our senior credit facility on terms acceptable to us. If these actions were to be unsuccessful, the lenders under the senior credit facility would have the right to declare the entire unpaid balance immediately due and payable and to exercise their default remedies, including foreclosing on substantially all of our assets.

The loss of key personnel could adversely affect our operations and growth.

The loss of the services of Aaron D. Cowell, Jr., our chief executive officer and president, Michael K. Robinson, executive vice president and chief financial officer, or other key employees could materially and adversely affect our business and prospects. Neither of these officers has an employment agreement with us and we do not maintain key man life insurance on them or any of our other officers or key employees. The competition for qualified managers in the telecommunications industry is intense. We may not be able to hire and retain necessary personnel in the future to replace any of our key executive officers or key employees.

In addition to our dependence on those who manage our business, hiring and retaining additional qualified managerial, sales and technical personnel is critical to our success. Since our inception, we have experienced significant competition in hiring and retaining personnel possessing necessary skills and telecommunications experience. Although we have been successful in hiring and retaining qualified personnel, we may not be able to do so in the future.

A failure to effectively manage processes and systems for ordering, provisioning and billing, or the failure of third parties to deliver these services on a timely and accurate basis, could have a material adverse effect on our ability to retain our existing customers or to attract and retain new customers.

We have processes and procedures and are working with external vendors, including the ILECs, to implement customer orders for services, the provisioning, installation and delivery of services and monthly billing for those services. Our inability to effectively manage processes and systems for these service elements or the failure of the vendors serving ILECs to deliver ordering, provisioning and billing services on a timely and accurate basis could have a material adverse effect on our ability to retain our existing customers or attract and retain new customers.

Our failure to operate successfully switches and other network equipment could have a material adverse effect on our financial condition and our ability to attract and retain customers or to enter additional markets.

The provision of switched voice and data services is essential to our current strategy. If the switches and associated equipment necessary to operate our network experience technological or operational problems that cannot be resolved in a satisfactory or timely manner, our ability to retain customers or to attract new ones may be adversely affected. The loss of any significant number of customers would adversely affect our results of operations and financial condition.

Our inability to negotiate new interconnection agreements, or extensions or replacements of existing interconnection agreements, on acceptable terms and conditions could adversely affect our results of operations.

We have agreements for the interconnection of our networks with the networks of the ILECs covering each market in which we have a switching platform. These agreements also provide the framework for service to our customers when other local carriers are involved. We may be required to negotiate new interconnection agreements to enter new markets in the future. In addition, we will be required to negotiate extension or replacement agreements as our existing interconnection agreements expire. We recently concluded interconnection arbitrations with Verizon in order to obtain new interconnection agreements on terms acceptable to us. We have filed new agreements in several Verizon states based on the decisions of the Public Utility

Commission (“PUCs”) in those states, and we are still awaiting decisions from other PUCs. We may not be able to successfully negotiate new interconnection agreements or renew our existing interconnection agreements or successfully arbitrate replacement agreements for interconnection on terms and conditions acceptable to us. Our inability to do so would adversely affect our existing operations and opportunities to grow our business in existing and new markets.

System disruptions could cause delays or interruptions of service, which could cause us to lose customers.

Our success depends on providing reliable service. Although we have designed our customer service system to minimize the possibility of service disruptions or other outages, our service may be disrupted, by problems on our system, such as malfunctions in our software or other facilities, and problems with a competitor’s system, such as physical damage to telephone lines and power surges and outages. Any disruption in our network could cause us to lose customers and incur additional expenses.

Affiliates of Thomas H. Lee Partners, L.P. and Bain Capital, Inc. have interests as holders of our Series A Convertible Preferred Stock that may not be consistent with the interests of our common stockholders.

In April 2000, affiliates of Thomas H. Lee Partners, L.P. (the “THL Investors”) and Bain Capital, Inc. (the “Bain Investors”) invested $200 million in our Series A Convertible Preferred Stock (the “Preferred Stock”). Under the terms of the Preferred Stock and a corporate governance agreement we have with the THL Investors and Bain Investors, they or their representatives have the right to approve a number of actions we may propose to take, including the issuance of another series of preferred stock, the issuance of convertible debt securities or a business combination between us and another company. These approval rights may limit our ability to take actions that may be in the best interests of our common stockholders.

Our stock price has been volatile historically and may continue to be volatile. The price of our Class A common stock may fluctuate significantly, which may make it difficult for holders to sell our shares of our Class A common stock when desired or at attractive prices.

The market price for our Class A common stock has been and may continue to be volatile. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of new products or services by us or our competitors;

•	announcements relating to acquisitions or investments;

•	changes in financial estimates or other statements by securities analysis;

•	changes in general economic conditions in our markets;

•	consolidation of telecommunication companies in our operating area;

•	changes in the economic performance and/or market valuations of other CLECs;

•	a violation of one or more financial or operating covenants in our senior credit facility; and

•	adverse rulings in one or more of the regulatory or legal proceedings in which the Company is involved.

Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts at some time in the future, and the trading prices of our Class A common stock could decline as a result. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many telecommunication companies, including US LEC. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. In addition, any negative change in the public’s perception of competitive local exchange carriers could depress our stock price regardless of our operating results.

FORWARD LOOKING STATEMENTS

This prospectus and any related supplements contain “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act’). In addition, our annual, quarterly and current reports, which have been or will be filed with the SEC may include forward looking statements. Other written or oral statements which constitute forward looking statements have been made and may in the future be made by us or on our behalf. These forward-looking statements are not historical facts or guarantees of future performance, but rather predictions that address our future objectives, plans and goals, as well as our intent, beliefs and current expectations regarding future operating performance, and can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “estimates” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These forward looking statements are based on a number of assumptions concerning future events, including the outcome of judicial and regulatory proceedings, the adoption of balanced and effective rules and regulations by the FCC and PUCs, and our ability to successfully execute our operating and growth strategy. These forward looking statements are also subject to a number of uncertainties and risks, many of which are outside of our control, that could cause actual results to differ materially from such statements. These risks include those described under the caption “Risk Factors” beginning on page 1 and elsewhere in the filings made by us with the Securities and Exchange Commission (“SEC”) that are incorporated by reference into this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares being sold by the selling stockholders.

DIVIDEND POLICY

We have never paid any cash dividends on our Class A common stock, and do not currently intend to do so in the foreseeable future. We anticipate that our future earnings will be retained for the operation and expansion of our business.

SELLING STOCKHOLDERS

On November 7, 2003, US LEC sold 2,000,000 shares of Class A common stock in a private placement to the selling stockholders named below. As part of the same transaction, the Company’s co-founders sold 500,000 shares of Class A common stock to certain of the selling stockholders. At the closing, US LEC agreed to register for resale the 2,500,000 shares sold in the private placement.

The following table sets forth certain information known to US LEC as of December 6, 2003 regarding the beneficial ownership of the shares offered by this prospectus. Unless otherwise indicated, to the knowledge of US LEC, each stockholder possesses sole voting and investment power over the shares listed. The selling stockholders, including their transferees, pledges or donees or their successors, may from time to time offer or sell any or all of the Class A common stock listed in the table pursuant to this prospectus. Except as provided below, none of the selling stockholders has or has had in the past three years a material relationship with US LEC.

Name of Selling Stockholder	Number of Shares Owned Prior to the Offering	Number of Shares to be Sold in the Offering	Number of Shares Owned After the Offering
Capital Ventures International (1)	150,000	150,000	0
Criterion Capital Partners, LP (2)	11,176	11,176	0
Criterion Capital Partners, LTD (2)	25,559	25,559	0
Criterion Institution Partners, LP (2)	13,265	13,265	0
Kingdon Associates (3)	180,000	180,000	0
Kingdon Family Partnership, LP (3)	50,000	50,000	0
Kingdon Partners (3)	60,000	60,000	0
M. Kingdon Offshore, N.V. (3)	460,000	460,000	0
Portside Growth & Opportunity Fund (4)	75,000	75,000	0
Quadrangle Capital Partners LP(5)	1,036,575	1,036,575	0
Quadrangle Capital Partners A LP(6)	386,056	386,056	0
Quadrangle Select Partners LP(7)	52,369	52,369	0

(1)	Pursuant to a management agreement, Heights Capital Management, Inc., serves as an investment advisor to Capital Ventures International. Martin Kobinger is an investment manager of Heights Capital Management, Inc. and, as such, may exercise dispositive and voting power with respect to the shares owned by Capital Ventures International. Heights Capital Management, Inc. and Mr. Kobinger each disclaim beneficial ownership of the shares owned by Capital Ventures International.
(2)	Criterion Capital Management, LLC (“CCM”) is the general partner of Criterion Capital Partners, L.P. and Criterion Institutional Partners, L.P. and is the investment adviser to Criterion Capital Partners Ltd. (collectively, the “Criterion Funds”). Christopher H. Lord is the sole member and manager of CCM. CCM and Mr. Lord have voting and dispositive power over the shares owned by the Criterion Funds. CCM and Mr. Lord each disclaim beneficial ownership of the shares owned by the Criterion Funds, except to the extent of their pecuniary interest therein.
(3)	Kingdon Capital Management, L.L.C. (“KCMC”) is a general partner of Kingdon Associates, Kingdon Partners and Kingdon Family Partnership, LP and is the investment manager to M. Kingdon Offshore, N.V. (collectively, the “Kingdon Funds”). Mark Kingdon is the Managing Member of KCMC and has sole voting and dispositive power over the shares owned by the Kingdon Funds.
(4)	Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the securities held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S&Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any securities deemed to be beneficially owned by Ramius Capital. Each of Messrs. Cohen, Stark, Strauss and Solomon disclaims beneficial ownership of the securities held by Portside.

(5)	Quadrangle GP Investors LP is the general partner of each of Quadrangle Capital Partners LP, Quadrangle Capital Partners A LP and Quadrangle Select Partners LP and, therefore, each of these entities is deemed to be the beneficial owner of the aggregate 1,475,000 shares listed in the table and to share voting and dispositive power over such shares. Each of Quadrangle GP Investors LP, Quadrangle Capital Partners A LP and Quadrangle Select Partners LP disclaims beneficial ownership of the shares held by Quadrangle Capital Partners LP. The business address for each Quadrangle entity is 375 Park Avenue, New York, New York 10152.
(6)	Quadrangle GP Investors LP is the general partner of each of Quadrangle Capital Partners LP, Quadrangle Capital Partners A LP and Quadrangle Select Partners LP and, therefore, each of these entities is deemed to be the beneficial owner of the aggregate 1,475,000 shares listed in the table and to share voting and dispositive power over such shares. Each of Quadrangle GP Investors LP, Quadrangle Capital Partners LP and Quadrangle Select Partners LP disclaims beneficial ownership of the shares held by Quadrangle Capital Partners A LP. The business address for each Quadrangle entity is 375 Park Avenue, New York, New York 10152.
(7)	Quadrangle GP Investors LP is the general partner of each of Quadrangle Capital Partners LP, Quadrangle Capital Partners A LP and Quadrangle Select Partners LP and, therefore, each of these entities is deemed to be the beneficial owner of the aggregate 1,475,000 shares listed in the table and to share voting and dispositive power over such shares. Each of Quadrangle GP Investors LP, Quadrangle Capital Partners LP and Quadrangle Capital Partners A LP disclaims beneficial ownership of the shares held by Quadrangle Select Partners LP. The business address for each Quadrangle entity is 375 Park Avenue, New York, New York 10152.

Each of Quadrangle Capital Partners LP, Quadrangle Select Partners LP and Quadrangle Capital Partners A LP is a lender under US LEC’s senior credit facility and collectively hold approximately 47.5% of this facility.

PLAN OF DISTRIBUTION

The Class A common stock is being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the Class A common stock. We will bear the fees and expenses incurred in connection with our obligation to register the Class A common stock. These fees and expenses include registration and filing fees, printing expenses and fees and disbursements of our counsel and reasonable fees and disbursements of one counsel for all the selling stockholders. However, the selling stockholders will be responsible for all underwriting discounts and commissions and agent’s commissions, if any. The selling stockholders may offer and sell the Class A common stock from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

Such sales may be effected by a variety of methods, including the following:

•	In market transactions;

•	In privately negotiated transactions;

•	Through the writing of options or entering into other derivative arrangements;

•	In a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Through broker-dealers, which may act as agents or principals;

•	Directly to one or more purchasers;

•	Through agents; or

•	In any combination of the above or by any other legally available means.

In connection with the sales of the Class A common stock, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the Class A common stock to close out such short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell such securities.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any Class A common stock through a underwritten secondary distribution, or if other material changes are made in the plan of distribution of the Class A common stock, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the Class A common stock by the selling stockholders. Selling stockholders may decide to sell only a portion of the Class A common stock offered by them pursuant to this prospectus or may decide not to sell any Class A common stock offered by them pursuant to this prospectus. In addition, any selling stockholder may transfer, devise or give the Class A common stock by other means not described in this prospectus. Any Class A common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of Class A common stock by the selling stockholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to statutory liabilities including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Class A common stock by the selling stockholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Class A common stock to engage in market-making activities with respect to the Class A common stock. All of the above may affect the marketability of the Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the Class A common stock.

Under the securities laws of certain states, the Class A common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the Class A common stock may not be sold unless the Class A common stock has been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We have agreed to indemnify the selling stockholders against certain civil liabilities, including certain liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify us against certain civil liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock to be sold pursuant to this prospectus will be passed upon for US LEC Corp. by Moore & Van Allen PLLC, Charlotte, North Carolina.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from US LEC Corp.’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US LEC

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). These reports and information relate to our business, financial condition and other matters. You may read and copy these reports, proxy statements and other information at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commission’s Public Reference Room in Washington, D.C. by calling the Commission at l-800-SEC-0330. Copies may be obtained from the Commission by paying the required fees. The Commission maintains an internet web site that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the Commission. The Commission’s web site is http://www.sec.gov.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the Commission. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we decide to terminate this offering earlier:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (excluding Exhibit 99.1 to such report);

(2)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

(3)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003;

(4)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003; and

(5)	The description of our Class A common stock contained in our Registration Statement on Form 8-A, as amended, filed with the Commission pursuant to Section 12 of the Exchange Act.

From time to time, we furnish information to the Commission under Item 9 or Item 12 of a Current Report on Form 8-K. The information in such a report is not deemed “filed” for purposes of the Exchange Act and will not be incorporated by reference into this, or any other prospectus, registration statement or any of our other filings with the Commission under the Securities Act or the Exchange Act unless the information is expressly incorporated by reference into this, or any other prospectus, registration statement or our other filings with the Commission.

We will provide upon request a free copy of any or all of the documents incorporated by reference in this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference)

to anyone who receives this prospectus. Written or telephone requests should be directed to Director, Investor Relations, US LEC Corp., Morrocroft III, 6801 Morrison Boulevard, Charlotte, North Carolina 28211, Telephone (704) 319-1000.

This prospectus is a part of our Registration Statement on Form S-3 filed with the Commission. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of these documents filed as an exhibit to the registration statement or such other filing. You may obtain a copy of the registration statement and the exhibits filed with it from the Commission at any of the locations listed above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Except for the SEC Registration Fee, the following table sets forth the estimated expenses in connection with the distribution of the securities covered by this Registration Statement. All of the expenses will be borne by the Company except as otherwise indicated.

SEC Registration fee	$1,450
Fees and expenses of accountants	$7,500
Fees and expenses of legal counsel	$20,000
Costs	$5,000
Miscellaneous	$5,050

Total	$39,000

Item 15. Indemnification of Directors and Officers.

Certain provisions of the Company’s Certificate of Incorporation (the “Certificate”) and Bylaws provide that the Company shall indemnify all of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “Delaware Law”). In addition, the Certificate authorizes the Registrant to enter into one or more agreements with any person which provide for indemnification greater or different than that provided in its Certificate.

Section 145 of the Delaware Law permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding, whether criminal or civil, brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

In addition, Section 102 of the Delaware Law provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of directors for monetary damages for breach of fiduciary duty, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of the law; (iii) conduct in violation of Section 174 of the Delaware Law (which section relates to unlawful distributions); or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate currently includes such provisions.

Item 16. Exhibits

The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of US LEC under the Securities Act or the Exchange Act as indicated in parenthesis:

Exhibit No.	Description
5.1	Form of Opinion of Moore & Van Allen PLLC regarding the validity of the securities being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 17. Undertakings

(a)	The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on December 23, 2003.

US LEC CORP.

By:	/s/ MICHAEL K. ROBINSON
Michael K. Robinson
Executive Vice President – Finance and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the above named Registrant, by his execution hereof, hereby constitutes and appoints Aaron D. Cowell, Jr., Michael K. Robinson and Michael L. Shor and each of them, with full power of substitution, as his or her true and lawful attorneys-in-fact and agents, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute and sign any and all pre-effective and post-effective amendments to such Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ RICHARD T. AAB Richard T. Aab	Chairman	December 23, 2003

/s/ AARON D. COWELL, JR. Aaron D. Cowell, Jr.	Chief Executive Officer, President and Director	December 23, 2003

Anthony J. DiNovi	Director	December , 2003

David M. Flaum	Director	December , 2003

/s/ TANSUKH V. GANATRA Tansukh V. Ganatra	Director	December 23, 2003

Michael A. Krupka	Director	December , 2003

/s/ MICHAEL C. MACDONALD Michael C. Mac Donald	Director	December 23, 2003

/s/ MICHAEL K. ROBINSON Michael K. Robinson	Executive Vice President - Finance and Chief Financial Officer	December 23, 2003

/s/ STEVEN L. SCHOONOVER Steven L. Schoonover	Director	December 23, 2003